NEWS RELEASE
WESCO International, Inc. / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Reports Record Second Quarter 2023 Results
•Net sales a record $5.7 billion, up 5% YOY
–Organic sales growth of 3% YOY
•Operating profit of $364 million; operating margin of 6.3%
–Adjusted EBITDA of $442 million, flat YOY; adjusted EBITDA margin of 7.7%
–Gross margin of 21.6%, down 10 basis points YOY
•Earnings per diluted share of $3.41
–Adjusted earnings per diluted share of $3.71, down 11% YOY
•Operating cash flow of $318 million
–Free cash flow of $293 million; 141% of adjusted net income
•Leverage of 2.8x; at lowest level since the Anixter merger in June of 2020
PITTSBURGH, August 3, 2023 /PR Newswire/ -- Wesco International (NYSE: WCC), a leading provider of business-to-business distribution, logistics services and supply chain solutions, announces its results for the second quarter of 2023.
“The power of our portfolio and mix-shift into higher-growth markets is clear in our record second quarter sales. Continued strong growth and record sales in our CSS and UBS businesses more than offset a quarterly drop in our EES business that was largely the result of unprecedented supply chain rebalancing in the electrical industry and select weakness in certain sectors including commercial construction and manufactured structures. Our long-term secular growth drivers remain intact and are reflected in the continued sales growth in utility, data centers, security, and industrial sectors. On the strength of our industry leading customer value proposition, strong cross-sell execution continued in the quarter, and we’re raising our sales synergy target from $1.8 billion to $2.0 billion,” said John Engel, Chairman, President and CEO.
Mr. Engel continued, “Lead times for most product categories have returned to 2019 levels. The extraordinary supply chain disruptions and customer purchase patterns driven by the pandemic over the last few years are now correcting with the rapid reduction in supplier lead times. Against these supply chain rebalancing conditions, our gross margins remain healthy and stable. While economic conditions remain positive, we did see pockets of underperformance in certain end markets served by our EES business.”
Mr. Engel added, “Even with increased overall sales in the second quarter, our free cash flow generation of $293 million was strong and brought us into positive territory for the half of fiscal 2023 - back in line with our expectations. During the second quarter we reduced inventories and paid down debt. Our financial leverage now stands at 2.8x, near the mid-point of our target range and at the lowest level since the Anixter acquisition in June 2020. Given our anticipated free cash flow generation in the second half of fiscal 2023, we stand in a good position to use that cash flow to increase value to our shareholders.”
Mr. Engel concluded, “We remain confident in and focused on the transformational steps we are taking to improve our digital capabilities, capture market share, and create value for all our stakeholders. We continue to invest in our digital transformation plan, and we are working to deliver digital capabilities to benefit our customers and supplier partners that will be game-changing. We have already taken steps to address the supply chain re-balancing in our EES business through a $25 million annualized cost reduction set of actions, taken in June that will begin to benefit our second half. Given EES results in the second quarter, we are revising our full year outlook, that still delivers record sales, EBITDA and free cash flow at the midpoint. The power of Wesco’s scale, industry-leading positions, and expanded portfolio of products, services and solutions positions us to capture the benefits of enduring secular growth trends as well anticipated increased infrastructure investments in North America. We are committed to and remain confident in our ability to deliver the financial objectives presented at our Investor Day including long-term margin expansion, profit growth and cash generation targets.”

2023 Outlook Update:
Wesco is now expecting reported net sales growth of 5%-7% versus 6%-9% prior largely driven by market weakness in certain sectors of the Electrical and Electronic Solutions business unit. EBITDA margins are forecast to be 7.8%-8.0% versus 8.1%-8.4% prior primarily due to the lower sales range. At the mid-point of the guidance range, adjusted EBITDA is approximately $1.8 billion versus $1.9 billion prior. Earnings per share is now forecast to be $15.00-$16.00. The company’s free cash flow outlook is $500-$700 million.

The following are results for the three months ended June 30, 2023 compared to the three months ended June 30, 2022:
•Net sales were $5.7 billion for the second quarter of 2023 compared to $5.5 billion for the second quarter of 2022, an increase of 4.8%, reflecting price inflation, volume growth (driven in part by secular demand trends and the execution of our cross-sell program), and an improving supply chain. Organic sales for the second quarter of 2023 grew by 2.8% as the acquisition of Rahi Systems, which closed in November of 2022, positively impacted reported net sales by 2.7%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 0.7%. Backlog at the end of the second quarter of 2023 increased 6% compared to the end of the second quarter of 2022. Sequentially, backlog declined slightly by approximately 2%.
•Cost of goods sold for the second quarter of 2023 was $4.5 billion compared to $4.3 billion for the second quarter of 2022, and gross profit was $1.2 billion for both periods. As a percentage of net sales, gross profit was 21.6% and 21.7% for the second quarter of 2023 and 2022, respectively. The slight decline in gross profit as a percentage of net sales for the second quarter of 2023 primarily reflects a shift in sales mix. The negative impact of the shift in sales mix was partially offset by our continued focus on a strategy of pricing products and services to realize the value that we provide to our customers as a result of our broad portfolio of product and service offerings, global footprint and capabilities (“value-driven pricing”).
•Selling, general and administrative (“SG&A”) expenses were $831.7 million, or 14.5% of net sales, for the second quarter of 2023, compared to $772.9 million, or 14.1% of net sales, for the second quarter of 2022. SG&A expenses for the second quarter of 2023 and 2022 include merger-related and integration costs of $10.9 million and $13.4 million, respectively. SG&A expenses for the second quarter of 2023 also include $9.8 million of restructuring costs. Adjusted for merger-related and integration costs and restructuring costs, SG&A expenses were $811.0 million, or 14.1% of net sales, for the second quarter of 2023 and $759.5 million, or 13.9% of net sales, for the second quarter of 2022. Adjusted SG&A expenses for the second quarter of 2023 reflect higher salaries and benefits due to wage inflation and increased headcount, including the impact of the Rahi Systems acquisition, as well as an increase in volume-related costs such as commissions and transportation. Increased costs to operate our facilities and higher employee expenses due to increased headcount also contributed to higher SG&A expenses. In addition, digital transformation initiatives contributed to higher expenses in the second quarter of 2023, including those related to professional services and consulting fees. These increases were partially offset by the realization of integration cost synergies and a reduction to incentive compensation expense.
•Depreciation and amortization for the second quarter of 2023 was $46.9 million compared to $45.8 million for the second quarter of 2022, an increase of $1.1 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $0.8 million and $3.7 million of accelerated amortization expense for the second quarter of 2023 and 2022, respectively.
•Operating profit was $363.8 million for the second quarter of 2023 compared to $370.7 million for the second quarter of 2022, a decrease of $6.9 million, or 1.9%. Operating profit as a percentage of net sales was 6.3% for the current quarter compared to 6.8% for the second quarter of the prior year. Adjusted for the merger-related and integration costs, restructuring costs, and accelerated trademark amortization described above, operating profit was $385.3 million, or 6.7% of net sales, for the second quarter of 2023. Adjusted for merger-related and integration costs, and accelerated trademark amortization, operating profit was $387.8 million, or 7.1% of net sales, for the second quarter of 2022.
•Net interest expense for the second quarter of 2023 was $98.8 million compared to $68.5 million for the second quarter of 2022. The increase reflects higher borrowings and an increase in variable interest rates.
•Other non-operating expense for the second quarter of 2023 was $0.8 million compared to $1.2 million for the second quarter of 2022.
•The effective tax rate for the second quarter of 2023 was 27.2% compared to 26.5% for the second quarter of 2022. The current quarter and the comparable prior year period both reflect discrete income tax benefits resulting from the exercise and vesting of stock-based awards.
•Net income attributable to common stockholders was $178.7 million for the second quarter of 2023 compared to $206.3 million for the second quarter of 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $194.3 million for the second quarter of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $218.9 million for the second quarter of 2022. Adjusted net income attributable to common stockholders decreased 11.2% year-over-year.

•Earnings per diluted share for the second quarter of 2023 was $3.41, based on 52.4 million diluted shares, compared to $3.95 for the second quarter of 2022, based on 52.2 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the second quarter of 2023 was $3.71. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the second quarter of 2022 was $4.19. Adjusted earnings per diluted share decreased 11.5% year-over-year.
•Operating cash flow for the second quarter of 2023 was an inflow of $317.6 million compared to an outflow of $132.6 million for the second quarter of 2022. Free cash flow for the second quarter of 2023 was $293.2 million, or 141% of adjusted net income. The net cash inflow in the second quarter of 2023 was primarily driven by changes in working capital, including a decrease in inventories of $149.9 million, partially offset by an increase in trade accounts receivable of $29.4 million, due to the sequential increase in net sales compared to the prior quarter.
•Financial leverage ratio was 2.8 as of June 30, 2023, an improvement of 2.9 and at the lowest level since the Anixter merger in June of 2020.
The following are results for the six months ended June 30, 2023 compared to the six months ended June 30, 2022:
•Net sales were $11.3 billion for the first six months of 2023 compared to $10.4 billion for the first six months of 2022, an increase of 8.2%, reflecting price inflation, volume growth (driven in part by secular demand trends and the execution of our cross-sell program), and an improving supply chain. Organic sales for the first six months of 2023 grew by 6.6% as the acquisition of Rahi Systems positively impacted reported net sales by 2.7%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 1.1%.
•Cost of goods sold for the first six months of 2023 was $8.8 billion compared to $8.2 billion for the first six months of 2022, and gross profit was $2.5 billion and $2.2 billion, respectively. As a percentage of net sales, gross profit was 21.8% and 21.5% for the first six months of 2023 and 2022, respectively. Gross profit as a percentage of net sales for the first six months of 2023 reflects our continued focus on value-driven pricing. Additionally, pass-through of inflationary costs, along with the continued momentum of our gross margin improvement program, contributed to the increase in gross profit as a percentage of net sales.
•SG&A expenses were $1,649.4 million, or 14.6% of net sales, for the first six months of 2023, compared to $1,491.0 million, or 14.3% of net sales, for the first six months of 2022. SG&A expenses for the first six months of 2023 and 2022 include merger-related and integration costs of $30.4 million and $39.0 million, respectively. SG&A expenses for first six months of 2023 also include $9.8 million of restructuring costs. Adjusted for merger-related and integration costs and restructuring costs, SG&A expenses were $1,609.2 million, or 14.3% of net sales, for the first six months of 2023 and $1,452.0 million, or 13.9% of net sales for the first six months of 2022. The increase in adjusted SG&A expenses for the first six months of 2023 compared to the first six months of 2022 reflects the same factors discussed above.
•Depreciation and amortization for the first six months of 2023 was $91.3 million compared to $92.8 million for the first six months of 2022, a decrease of $1.5 million. In connection with an integration initiative to review the Company's brand strategy, certain legacy trademarks are migrating to a master brand architecture, which resulted in $0.8 million and $9.0 million of accelerated amortization expense for the first six months of 2023 and 2022, respectively.
•Operating profit was $710.2 million for the first six months of 2023 compared to $654.7 million for the first six months of 2022, an increase of $55.5 million, or 8.5%. Operating profit as a percentage of net sales was 6.3% for the first six months of 2023 and 2022. Adjusted for the merger-related and integration costs, restructuring costs, and accelerated trademark amortization described above, operating profit was $751.2 million, or 6.7% of net sales, for the first six months of 2023. Adjusted for merger-related and integration costs, and accelerated trademark amortization, operating profit was $702.7 million, or 6.7% of net sales, for the first six months of 2022.
•Net interest expense for the first six months of 2023 was $193.8 million compared to $132.1 million for the first six months of 2022. The increase reflects higher borrowings and an increase in variable interest rates.
•Other non-operating expense for the first six months of 2023 was $10.9 million compared to $2.3 million for the first six months of 2022. Net benefits of $0.7 million and $7.1 million associated with the non-service cost components of net periodic pension (benefit) cost were recognized for the six months ended June 30, 2023 and 2022, respectively. Due to fluctuations in the U.S. dollar against certain foreign currencies, a net foreign currency exchange loss of $13.2 million was recognized for the first six months of 2023 compared to a net loss of $7.1 million for the first six months of 2022.
•The effective tax rate for the first six months of 2023 was 22.9% compared to 22.6% for the first six months of 2022. The current six month period and the comparable prior year period both reflect discrete income tax benefits resulting from the exercise and vesting of stock-based awards. The first six months of 2022 also reflects a discrete income tax benefit resulting from a reduction to the valuation allowance recorded against foreign tax credit carryforwards.

•Net income attributable to common stockholders was $361.5 million for the first six months of 2023 compared to $373.2 million for the first six months of 2022. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders was $391.3 million for the first six months of 2023. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, net income attributable to common stockholders for the first six months of 2022 was $408.6 million. Adjusted net income attributable to common stockholders decreased 4.2% year-over-year.
•Earnings per diluted share for the first six months of 2023 was $6.90, based on 52.4 million diluted shares, compared to $7.15 for the first six months of 2022, based on 52.2 million diluted shares. Adjusted for merger-related and integration costs, restructuring costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first six months of 2023 was $7.47. Adjusted for merger-related and integration costs, accelerated trademark amortization expense, and the related income tax effects, earnings per diluted share for the first six months of 2022 was $7.82. Adjusted earnings per diluted share decreased 4.5% year-over-year.
•Operating cash flow for the first six months of 2023 was an inflow of $62.2 million compared to an outflow of $304.5 million for the first six months of 2022. Free cash flow for the first six months of 2023 was $27.3 million, or 7% of adjusted net income. The net cash inflow in the first six months of 2023 was primarily driven by net income of $389.6 million and non-cash adjustments to net income totaling $139.8 million, which were primarily comprised of depreciation and amortization, stock-based compensation expense, and deferred income taxes. Operating cash flow was negatively impacted by net changes in assets and liabilities of $467.2 million, which were primarily comprised of an increase in trade accounts receivable of $162.9 million and a decrease in accounts payable of $78.6 million due to the timing of receipts from customers and payments to suppliers, respectively. Net operating cash flow was also negatively impacted by $73.9 million from an increase in inventories. Additionally, the payment of management incentive compensation earned in 2022 resulted in a cash outflow in the first six months of 2023, which was partially offset by the accrual of management incentive compensation earned in the current year.

Segment Results
The Company has operating segments comprising three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
The Company incurs corporate costs primarily related to treasury, tax, information technology, legal and other centralized functions. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are either not allocated to the segments or reviewed on a segment basis. Corporate expenses not directly identifiable with our reportable segments are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended June 30, 2023 compared to the three months ended June 30, 2022:
•EES reported net sales of $2,200.3 million for the second quarter of 2023 compared to $2,330.1 million for the second quarter of 2022, a decrease of 5.6%. Organic sales for the second quarter of 2023 declined by 4.7% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.9%. The decrease in organic sales compared to the prior year quarter reflects downturns in the construction and manufactured structures businesses, partially offset by price inflation and continued momentum in our industrial business. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted reported net sales for EES by approximately two percentage points. Adjusted EBITDA was $189.0 million for the second quarter of 2023, or 8.6% of net sales, compared to $235.4 million for the second quarter of 2022, or 10.1% of net sales. Adjusted EBITDA decreased $46.4 million, or 19.7% year-over-year, primarily due to the decline in sales, a shift in sales mix to lower margin business, and an increase in SG&A expenses.
•CSS reported net sales of $1,850.9 million for the second quarter of 2023 compared to $1,602.0 million for the second quarter of 2022, an increase of 15.5%. Organic sales for the second quarter of 2023 grew by 6.9% as the acquisition of Rahi Systems in the fourth quarter of 2022 positively impacted reported net sales by 9.4%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 0.8%. The increase in organic sales compared to the prior year quarter reflects strong growth in our network infrastructure and security solutions businesses, as well as improvements in the global supply chain. The transfer of certain customer accounts from the EES segment also positively impacted reported net sales for CSS by approximately 3%. Adjusted EBITDA was $179.5 million for the second quarter of 2023, or 9.7% of net sales, compared to $150.0 million for the second quarter of 2022, or 9.4% of net sales. Adjusted EBITDA increased $29.5 million, or 19.7% year-over-year. The increase is primarily driven by sales growth and operating cost leverage.

•UBS reported net sales of $1,694.3 million for the second quarter of 2023 compared to $1,551.4 million for the second quarter of 2022, an increase of 9.2%. Organic sales for the second quarter of 2023 grew by 9.6% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.4%. The increase in organic sales compared to the prior year quarter reflects significant price inflation, secular trends in the utility business that are driving growth, and expansion in our integrated supply business, partially offset by lower sales in our broadband business due to certain customers depleting existing inventories and an overall downturn in the broadband business, particularly in Canada. Adjusted EBITDA was $188.6 million for the second quarter of 2023, or 11.1% of net sales, compared to $169.0 million for the second quarter of 2022, or 10.9% of net sales. Adjusted EBITDA increased $19.6 million, or 11.6% year-over-year. The increase is primarily driven by sales growth and gross margin improvement.
The following are results by segment for the six months ended June 30, 2023 compared to the six months ended June 30, 2022:
•EES reported net sales of $4,335.4 million for the first six months of 2023 compared to $4,420.1 million for the first six months of 2022, a decrease of 1.9%. Organic sales for the first six months of 2023 declined by 0.6% as fluctuations in foreign exchange rates negatively impacted reported net sales by 1.3%. The decrease in organic sales reflects downturns in the construction and manufactured structures businesses, partially offset by price inflation and continued momentum in our industrial business. In addition, a transfer of certain customer accounts to the CSS segment negatively impacted reported net sales for EES by approximately two percentage points. Adjusted EBITDA was $372.0 million for the first six months of 2023, or 8.6% of net sales, compared to $427.9 million for the first six months of 2022, or 9.7% of net sales. Adjusted EBITDA decreased $55.9 million, or 13.1% year-over-year, primarily due to the decline in sales, a shift in sales mix to lower margin business, and an increase in SG&A expenses.
•CSS reported net sales of $3,582.9 million for the first six months of 2023 compared to $3,036.2 million for the first six months of 2022, an increase of 18.0%. Organic sales for the first six months of 2023 grew by 9.9% as the acquisition of Rahi Systems positively impacted reported net sales by 9.4%, while fluctuations in foreign exchange rates negatively impacted reported net sales by 1.3%. The increase in organic sales reflects strong growth in our network infrastructure and security solutions businesses, as well as the benefits of cross selling and improvements in supply chain constraints. The transfer of certain customer accounts from the EES segment also positively impacted reported net sales for CSS by approximately 3%. Adjusted EBITDA was $335.0 million for the first six months of 2023, or 9.3% of net sales, compared to $273.1 million for the first six months of 2022, or 9.0% of net sales. Adjusted EBITDA increased $61.9 million, or 22.7% year-over-year. The increase primarily reflects the factors impacting the overall business, as described above.
•UBS reported net sales of $3,349.1 million for the first six months of 2023 compared to $2,959.4 million for the first six months of 2022, an increase of 13.2%. Organic sales for the first six months of 2023 grew by 13.7% as fluctuations in foreign exchange rates negatively impacted reported net sales by 0.5%. The increase in organic sales reflects significant price inflation, secular trends in the utility business that are driving growth, and expansion in our integrated supply business, partially offset by lower sales in our broadband business due to certain customers depleting existing inventories and an overall downturn in the broadband business, particularly in Canada. Adjusted EBITDA was $376.3 million for the first six months of 2023, or 11.2% of net sales, compared to $305.4 million for the first six months of 2022, or 10.3% of net sales. Adjusted EBITDA increased $70.9 million, or 23.2% year-over-year. The increase is primarily driven by sales growth and gross margin improvement.
Webcast and Teleconference Access
Wesco will conduct a webcast and teleconference to discuss the second quarter of 2023 earnings as described in this News Release on Thursday, August 3, 2023, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at https://investors.wesco.com. The call will be archived on this internet site for seven days.
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $21 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 20,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world. With millions of products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding business strategy, growth strategy, competitive strengths, productivity and profitability enhancement, competition, new product and service introductions, and liquidity and capital resources, as well as statements regarding the expected benefits and costs of the transaction between Wesco and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives and expectations. Such statements can generally be identified by the use of words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," and similar words, phrases or expressions or future or conditional verbs such as "could," "may," "should," "will," and "would," although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and beliefs of Wesco's management, as well as assumptions made by, and information currently available to, Wesco's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of Wesco's and Wesco's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Important factors that could cause actual results or events to differ materially from those presented or implied in the forward-looking statements include, among others, the failure to achieve the expected benefits of the transaction between Wesco and Anixter International Inc. or the anticipated benefits of Wesco's acquisition of Rahi Systems Holdings, Inc. in the expected timeframe or at all, unexpected costs or problems that may arise in successfully integrating the businesses of the companies, the impact of increased interest rates or borrowing costs, failure to adequately protect Wesco's intellectual property or successfully defend against infringement claims, failure to execute Wesco's environmental, social and governance (ESG) programs as planned, disruption of information technology systems or operations, natural disasters (including as a result of climate change), health epidemics, pandemics and other outbreaks (such as the ongoing COVID-19 pandemic, including any resurgences or new variants), supply chain disruptions, geopolitical issues, such as the impact of Russia's invasion of Ukraine, including the impact of sanctions or other actions taken by the U.S. or other countries against Russia (as well as those imposed on China), the increased risk of cyber incidents and exacerbation of key materials shortages, inflationary cost pressures, material cost increases, demand volatility, and logistics and capacity constraints, which may have a material adverse effect on the combined company's business, results of operations and financial condition. All such factors are difficult to predict and are beyond the company's control. Additional factors that could cause results to differ materially from those described above can be found in Wesco's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Wesco's other reports filed with the U.S. Securities and Exchange Commission.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Senior Director, Corporate Communications 717-579-6603
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30, 2023		June 30, 2022
Net sales	$5,745.5		$5,483.5
Cost of goods sold (excluding depreciation and amortization)	4,503.1	78.4%	4,294.1	78.3%
Selling, general and administrative expenses	831.7	14.5%	772.9	14.1%
Depreciation and amortization	46.9		45.8
Income from operations	363.8	6.3%	370.7	6.8%
Interest expense, net	98.8		68.5
Other expense, net	0.8		1.2
Income before income taxes	264.2	4.6%	301.0	5.5%
Provision for income taxes	71.8		79.9
Net income	192.4	3.3%	221.1	4.0%
Net (loss) income attributable to noncontrolling interests	(0.7)		0.4
Net income attributable to WESCO International, Inc.	193.1	3.4%	220.7	4.0%
Preferred stock dividends	14.4		14.4
Net income attributable to common stockholders	$178.7	3.1%	$206.3	3.8%

Earnings per diluted share attributable to common stockholders	$3.41		$3.95
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.4		52.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Six Months Ended
	June 30, 2023		June 30, 2022
Net sales	$11,267.4		$10,415.7
Cost of goods sold (excluding depreciation and amortization)	8,816.5	78.2%	8,177.2	78.5%
Selling, general and administrative expenses	1,649.4	14.6%	1,491.0	14.3%
Depreciation and amortization	91.3		92.8
Income from operations	710.2	6.3%	654.7	6.3%
Interest expense, net	193.8		132.1
Other expense, net	10.9		2.3
Income before income taxes	505.5	4.5%	520.3	5.0%
Provision for income taxes	115.9		117.6
Net income	389.6	3.5%	402.7	3.9%
Net (loss) income attributable to noncontrolling interests	(0.6)		0.8
Net income attributable to WESCO International, Inc.	390.2	3.5%	401.9	3.9%
Preferred stock dividends	28.7		28.7
Net income attributable to common stockholders	$361.5	3.2%	$373.2	3.6%

Earnings per diluted share attributable to common stockholders	$6.90		$7.15
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share	52.4		52.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	As of
	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$529.0	$527.3
Trade accounts receivable, net	3,850.7	3,662.7
Inventories	3,584.3	3,498.8
Other current assets	619.4	641.7
Total current assets	8,583.4	8,330.5

Goodwill and intangible assets	5,168.6	5,184.3
Other assets	1,410.7	1,296.9
Total assets	$15,162.7	$14,811.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,662.7	$2,728.2
Short-term debt and current portion of long-term debt, net	9.2	70.5
Other current liabilities	909.8	1,018.6
Total current liabilities	3,581.7	3,817.3

Long-term debt, net	5,523.1	5,346.0
Other noncurrent liabilities	1,257.6	1,198.8
Total liabilities	10,362.4	10,362.1

Stockholders' Equity
Total stockholders' equity	4,800.3	4,449.6
Total liabilities and stockholders' equity	$15,162.7	$14,811.7

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Six Months Ended
	June 30, 2023	June 30, 2022
Operating Activities:
Net income	$389.6	$402.7
Add back (deduct):
Depreciation and amortization	91.3	92.8
Deferred income taxes	16.2	1.3
Change in trade receivables, net	(162.9)	(716.8)
Change in inventories	(73.9)	(530.8)
Change in accounts payable	(78.6)	534.3
Other, net	(119.5)	(88.0)
Net cash provided by (used in) operating activities	62.2	(304.5)

Investing Activities:
Capital expenditures	(44.3)	(31.6)
Other, net	0.6	0.6
Net cash used in investing activities	(43.7)	(31.0)

Financing Activities:
Debt borrowings, net(1)	104.2	394.5
Payments for taxes related to net-share settlement of equity awards	(54.2)	(17.2)
Payment of common stock dividends	(38.4)	—
Payment of preferred stock dividends	(28.7)	(28.7)
Other, net	(3.3)	(8.1)
Net cash (used in) provided by financing activities	(20.4)	340.5

Effect of exchange rate changes on cash and cash equivalents	3.6	19.2

Net change in cash and cash equivalents	1.7	24.2
Cash and cash equivalents at the beginning of the period	527.3	212.6
Cash and cash equivalents at the end of the period	$529.0	$236.8
(1)    The six months ended June 30, 2023 includes the repayment of the Company's $58.6 million aggregate principal amount of 5.50% Anixter Senior Notes due 2023 (the “Anixter 2023 Senior Notes”). The repayment of the Anixter 2023 Senior Notes was funded with borrowings under the Company's revolving credit facility.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted selling, general and administrative expenses, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of our financial condition and results of operations on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related and integration costs, restructuring costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Organic Sales Growth by Segment - Three Months Ended:

	Three Months Ended		Growth/(Decline)
	June 30, 2023	June 30, 2022	Reported	Acquisition Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$2,200.3	$2,330.1	(5.6)%	—%	(0.9)%	—%	(4.7)%
CSS	1,850.9	1,602.0	15.5%	9.4%	(0.8)%	—%	6.9%
UBS	1,694.3	1,551.4	9.2%	—%	(0.4)%	—%	9.6%
Total net sales	$5,745.5	$5,483.5	4.8%	2.7%	(0.7)%	—%	2.8%

Organic Sales Growth by Segment - Six Months Ended:

	Six Months Ended		Growth/(Decline)
	June 30, 2023	June 30, 2022	Reported	Acquisition Impact	Foreign Exchange Impact	Workday Impact	Organic Growth

EES	$4,335.4	$4,420.1	(1.9)%	—%	(1.3)%	—%	(0.6)%
CSS	3,582.9	3,036.2	18.0%	9.4%	(1.3)%	—%	9.9%
UBS	3,349.1	2,959.4	13.2%	—%	(0.5)%	—%	13.7%
Total net sales	$11,267.4	$10,415.7	8.2%	2.7%	(1.1)%	—%	6.6%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, fluctuations in foreign exchange rates and number of workdays from the reported percentage change in consolidated net sales. Workday impact represents the change in the number of operating days period-over-period after adjusting for weekends and public holidays in the United States; There was no change in the number of workdays in the second quarter and first six months of 2023 compared to the second quarter and first six months of 2022.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
Gross Profit:	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net sales	$5,745.5	$5,483.5	$11,267.4	$10,415.7
Cost of goods sold (excluding depreciation and amortization)	4,503.1	4,294.1	8,816.5	8,177.2
Gross profit	$1,242.4	$1,189.4	$2,450.9	$2,238.5
Gross margin	21.6%	21.7%	21.8%	21.5%
Note: Gross profit is a financial measure commonly used in the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Adjusted SG&A Expenses:
Selling, general and administrative expenses	$831.7	$772.9	$1,649.4	$1,491.0
Merger-related and integration costs(1)	(10.9)	(13.4)	(30.4)	(39.0)
Restructuring costs(2)	(9.8)	—	(9.8)	—
Adjusted selling, general and administrative expenses	$811.0	$759.5	$1,609.2	$1,452.0
Percentage of net sales	14.1%	13.9%	14.3%	13.9%

Adjusted Income from Operations:
Income from operations	$363.8	$370.7	$710.2	$654.7
Merger-related and integration costs(1)	10.9	13.4	30.4	39.0
Restructuring costs(2)	9.8	—	9.8	—
Accelerated trademark amortization(3)	0.8	3.7	0.8	9.0
Adjusted income from operations	$385.3	$387.8	$751.2	$702.7
Adjusted income from operations margin %	6.7%	7.1%	6.7%	6.7%

Adjusted Provision for Income Taxes:
Provision for income taxes	$71.8	$79.9	$115.9	$117.6
Income tax effect of adjustments to income from operations(4)	5.9	4.5	11.2	12.6
Adjusted provision for income taxes	$77.7	$84.4	$127.1	$130.2
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3) Accelerated trademark amortization represents additional amortization expense resulting from changes in the estimated useful lives of certain legacy trademarks that are migrating to our master brand architecture.
(4) The adjustments to income from operations have been tax effected at rates of approximately 27% and 26% for the three and six months ended June 30, 2023 and 2022, respectively.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
Adjusted Earnings per Diluted Share:	June 30, 2023	June 30, 2022(1)	June 30, 2023	June 30, 2022(1)

Adjusted income from operations	$385.3	$387.8	$751.2	$702.7
Interest expense, net	98.8	68.5	193.8	132.1
Other expense, net	0.8	1.2	10.9	2.3
Adjusted income before income taxes	285.7	318.1	546.5	568.3
Adjusted provision for income taxes	77.7	84.4	127.1	130.2
Adjusted net income	208.0	233.7	419.4	438.1
Net (loss) income attributable to noncontrolling interests	(0.7)	0.4	(0.6)	0.8
Adjusted net income attributable to WESCO International, Inc.	208.7	233.3	420.0	437.3
Preferred stock dividends	14.4	14.4	28.7	28.7
Adjusted net income attributable to common stockholders	$194.3	$218.9	$391.3	$408.6

Diluted shares	52.4	52.2	52.4	52.2
Adjusted earnings per diluted share	$3.71	$4.19	$7.47	$7.82
(1)    Basic and diluted earnings per share for the three and six months ended June 30, 2022 were previously calculated and reported based on amounts as presented in thousands. As such, certain prior year amounts may not foot or recalculate based on the amounts as presented in millions in the current year presentation.
Note: For the three and six months ended June 30, 2023, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, restructuring costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and six months ended June 30, 2022, SG&A expenses, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related and integration costs, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$167.0	$132.2	$183.1	$(303.6)	$178.7
Net (loss) income attributable to noncontrolling interests	(0.7)	0.1	—	(0.1)	(0.7)
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	71.8	71.8
Interest expense, net(1)	—	—	—	98.8	98.8
Depreciation and amortization	11.5	17.9	6.4	11.1	46.9
EBITDA	$177.8	$150.2	$189.5	$(107.6)	$409.9
Other expense (income), net	9.8	27.7	(1.7)	(35.0)	0.8
Stock-based compensation expense(2)	1.4	1.6	0.8	7.1	10.9
Merger-related and integration costs(3)	—	—	—	10.9	10.9
Restructuring costs(4)	—	—	—	9.8	9.8
Adjusted EBITDA	$189.0	$179.5	$188.6	$(114.8)	$442.3
Adjusted EBITDA margin %	8.6%	9.7%	11.1%		7.7%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2023 excludes $1.3 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Three Months Ended June 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$222.8	$130.6	$161.8	$(308.9)	$206.3
Net income attributable to noncontrolling interests	0.1	—	—	0.3	0.4
Preferred stock dividends	—	—	—	14.4	14.4
Provision for income taxes(1)	—	—	—	79.9	79.9
Interest expense, net(1)	—	—	—	68.5	68.5
Depreciation and amortization	11.2	17.9	5.7	11.0	45.8
EBITDA	$234.1	$148.5	$167.5	$(134.8)	$415.3
Other (income) expense, net	(1.4)	0.1	0.6	1.9	1.2
Stock-based compensation expense(2)	2.7	1.4	0.9	9.5	14.5
Merger-related and integration costs(3)	—	—	—	13.4	13.4
Adjusted EBITDA	$235.4	$150.0	$169.0	$(110.0)	$444.4
Adjusted EBITDA margin %	10.1%	9.4%	10.9%		8.1%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended June 30, 2022 excludes $1.4 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30, 2023
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$338.3	$267.6	$363.4	$(607.8)	$361.5
Net (loss) income attributable to noncontrolling interests	(0.8)	0.3	—	(0.1)	(0.6)
Preferred stock dividends	—	—	—	28.7	28.7
Provision for income taxes(1)	—	—	—	115.9	115.9
Interest expense, net(1)	—	—	—	193.8	193.8
Depreciation and amortization	21.4	35.9	12.4	21.6	91.3
EBITDA	$358.9	$303.8	$375.8	$(247.9)	$790.6
Other expense (income), net	10.3	28.5	(1.1)	(26.8)	10.9
Stock-based compensation expense(2)	2.8	2.7	1.6	14.2	21.3
Merger-related and integration costs(3)	—	—	—	30.4	30.4
Restructuring costs(4)	—	—	—	9.8	9.8
Adjusted EBITDA	$372.0	$335.0	$376.3	$(220.3)	$863.0
Adjusted EBITDA margin %	8.6%	9.3%	11.2%		7.7%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the six months ended June 30, 2023 excludes $2.6 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

(4) Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.

	Six Months Ended June 30, 2022
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$401.5	$234.3	$291.8	$(554.4)	$373.2
Net income attributable to noncontrolling interests	0.4	—	—	0.4	0.8
Preferred stock dividends	—	—	—	28.7	28.7
Provision for income taxes(1)	—	—	—	117.6	117.6
Interest expense, net(1)	—	—	—	132.1	132.1
Depreciation and amortization	23.2	36.0	11.5	22.1	92.8
EBITDA	$425.1	$270.3	$303.3	$(253.5)	$745.2
Other (income) expense, net	(1.6)	0.5	0.6	2.8	2.3
Stock-based compensation expense(2)	4.4	2.3	1.5	13.8	22.0
Merger-related and integration costs(3)	—	—	—	39.0	39.0
Adjusted EBITDA	$427.9	$273.1	$305.4	$(197.9)	$808.5
Adjusted EBITDA margin %	9.7%	9.0%	10.3%		7.8%
(1) The reportable segments do not incur income taxes and interest expense as these costs are centrally controlled through the Corporate tax and treasury functions.
(2) Stock-based compensation expense in the calculation of adjusted EBITDA for the six months ended June 30, 2022 excludes $2.7 million that is included in merger-related and integration costs.
(3) Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	June 30, 2023	December 31, 2022

Net income attributable to common stockholders	$791.3	$803.1
Net income attributable to noncontrolling interests	0.2	1.7
Preferred stock dividends	57.4	57.4
Provision for income taxes	272.9	274.5
Interest expense, net	356.1	294.4
Depreciation and amortization	177.5	179.0
EBITDA	$1,655.4	$1,610.1
Other expense, net	15.6	7.0
Stock-based compensation expense	40.3	41.0
Merger-related and integration costs(1)	59.0	67.5
Restructuring costs(2)	9.8	—
Adjusted EBITDA	$1,780.1	$1,725.6

	As of
	June 30, 2023	December 31, 2022
Short-term debt and current portion of long-term debt, net	$9.2	$70.5
Long-term debt, net	5,523.1	5,346.0
Debt discount and debt issuance costs(3)	50.5	57.9
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(3)	(0.1)	(0.3)
Total debt	5,582.7	5,474.1
Less: Cash and cash equivalents	529.0	527.3
Total debt, net of cash	$5,053.7	$4,946.8

Financial leverage ratio	2.8	2.9
(1)    Merger-related and integration costs include integration and professional fees associated with the integration of Wesco and Anixter, including digital transformation costs, as well as advisory, legal, and separation costs associated with the merger between the two companies.
(2)    Restructuring costs include severance costs incurred pursuant to an ongoing restructuring plan.
(3)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage is a non-GAAP measure of the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before other non-operating expenses (income), non-cash stock-based compensation expense, merger-related and integration costs, and restructuring costs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
Free Cash Flow:	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Cash flow provided by (used in) operations	$317.6	$(132.6)	$62.2	$(304.5)
Less: Capital expenditures	(30.4)	(16.4)	(44.3)	(31.6)
Add: Merger-related, integration and restructuring cash costs	6.0	20.5	9.4	43.3
Free cash flow	$293.2	$(128.5)	$27.3	$(292.8)
Percentage of adjusted net income	141%	(55)%	7%	(67)%
Note: Free cash flow is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and six months ended June 30, 2023 and 2022, the Company paid for certain costs to integrate the acquired Anixter business as well as certain restructuring costs. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods. Our calculation of free cash flow may not be comparable to similar measures used by other companies.